Exhibit 23

WEAVER & MARTIN

Consent of Independent Public Accountants

We consent to the incorporation by reference of our report dated April 14, 2009 with respect to the financial statements of Don Marcos Trading Co. in the Annual Report on Form 10-KSB for the year ended December 31, 2008 and 2007.

/s/ Weaver & Martin, LLC
Kansas City, Missouri
April 14, 2009